Exhibit 10.28

Execution Copy

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of August 13, 2004, by and between Innophos, Inc., a Delaware corporation (the “Company”), and Randolph Gress (“Executive”).

WHEREAS, this Agreement is being entered into in connection with the consummation of the transactions contemplated by the Agreement of Purchase and Sale dated as of June 10, 2004 (as amended, the “Purchase Agreement”), and entered into by and among the Company and Rhodia, S.A., Rhodia Inc. Rhodia Canada Inc., Rhodia de Mexico S.A. de C.V., Rhodia Overseas Ltd, Rhodia and Consumer Specialties Limited.

NOW THEREFORE, In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In this Agreement:

“Base Salary” has the meaning given to that term in Section 3(a).

“Board” means the Board of Directors of Holdings.

“Cause” means any of the following: (i) Executive commits and is charged with a felony, is convicted of (or pleads guilty or nolo contendere to) any other crime involving moral turpitude, or commits any other act or omission involving dishonesty, breach of fiduciary duty or fraud with respect to the Company or any of its Subsidiaries, (ii) conduct by Executive causing the Company or any of its Subsidiaries substantial public disgrace, substantial public disrepute, (iii) Executive’s failure to perform duties consistent with the terms of this Agreement as directed by the Board (a “Clause (iii) Event”), (iv) misappropriation by Executive of one or more of the Company’s or its Subsidiaries’ assets or business opportunities, or (v) material breach by Executive of any of his obligations set forth in this Agreement (a “Material Breach”); provided that to the extent a Clause (iii) Event or Material Breach is curable, Executive shall have 10 business days to cure such event or breach from the date on which the Board delivers written notice to Executive reasonably identifying such event or breach; and provided, further, that during the Employment Period Executive shall be entitled to cure only one (1) Clause (iii) Event and only one (1) Material Breach pursuant to the preceding proviso.

“Employment Period” means the period commencing on the date hereof and ending on the Expiration Date or such earlier date as contemplated in the proviso to Section 4(a); provided that from and after the Expiration Date, on each anniversary of the date hereof the “Employment Period” shall automatically extend for a successive one-year term unless the Company elects not to extend the Employment Period by sending at least 90 days’ prior written notice thereof to Executive. Nothing contained in this definition shall be deemed to limit the Company’s ability to terminate Executive at any time, without notice, with or without Cause.

“Expiration Date” means the second anniversary of the date hereof.

“Good Reason” means any of the following: (i) Executive’s compensation is reduced in a manner not in accordance with the provisions for any such reduction provided by this Agreement; (ii) Executive ceases to hold the title of Chief Executive Officer or have duties and responsibilities that are consistent with his role as a senior executive; (iii) Executive is required to relocate his principal place of employment to anywhere outside of the continental United States without his agreement; or (iv) there is otherwise a material breach of this Agreement by the Company; provided that to the extent a material breach of this Agreement may be cured, the Company shall have 10 business days to cure such breach from the date on which Executive delivers written notice to the Board reasonably identifying such breach; and provided, further, that during the Employment Period the Company shall be entitled to cure only (1) material breach of this Agreement pursuant to the preceding proviso.

“Non-Compete Period” means the period commencing on the date hereof and ending 12 months after termination of the Employment Period; provided, that if Executive is entitled to receive severance payments pursuant to Section 4(b)(i) of this Agreement for a period in excess of 12 months after termination of the Employment Period, then the Non-Compete Period shall be extended so that it is co-terminus with the period during which Executive is entitled to receive such severance payments.

“Non-Renewal Event” means the delivery by the Company to Executive of written notice that the Company shall not extend the Employment Period beyond the Expiration Date or any anniversary of such date pursuant to the terms hereof.

“Permanent Disability” means that the Board has determined in its good faith judgment that Executive is or will be unable to substantially perform his duties and responsibilities under this Agreement by reason of any physical or mental incapacity for a period of at least 60 consecutive days.

“Termination Year” means the fiscal year in which the Employment Period is terminated.

“Subsidiaries” means any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

2. Employment, Position and Duties.

(a) The Company shall employ Executive and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the Employment Period.

(b) During the Employment Period, Executive shall serve as the president and chief executive officer of Holdings and the Company and shall perform the normal duties, responsibilities and functions of a president and chief executive officer of a company of a similar size and type and shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder, subject to the power and authority of the Board to expand or limit such duties, responsibilities, functions, power and authority and to overrule actions of officers of the Company in a manner consistent with the traditional responsibilities of such office.

(c) During the Employment Period, Executive shall (i) render such administrative, financial and other executive and managerial services to the Company and its Subsidiaries which are consistent with Executive’s position as the Board may from time to time direct, (ii) report to the Board and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries and (iii) submit to the Board all business, commercial and investment opportunities presented to Executive or of which Executive becomes aware which relate to the business of the Company and its subsidiaries and unless approved by the Board in writing, Executive shall not pursue, directly or indirectly, any such opportunities on Executive’s own behalf. Executive shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy and professional manner.

3. Compensation and Benefits.

(a) During the Employment Period, Executive’s base salary shall be $375,000 per annum (as increased or decreased in accordance with this Agreement from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices as in effect from time to time. Executive’s Base Salary will be subject to review and increase or decrease (but not below the Base Salary in effect on the date of this Agreement increased annually by the CPI) by the Board on or about January 1 of each fiscal year during the Employment Period, it being the Company’s current intention that beginning on or about January 1, 2006, the Board will review the Base Salary with the expectation of annual increases of not less than $25,000 per year.

(b) In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs for which senior executive employees of the Company are generally eligible, which shall include benefits regarding disability, health and life insurance at such levels and in such amounts as determined in good faith by the Board (collectively, the “Benefits”).

(c) Executive shall be entitled to four (4) weeks of paid vacation each calendar year in accordance with the Company’s policies, which if not taken in any year may not be carried forward to any subsequent calendar year and no compensation shall be payable in lieu thereof. Such vacation will accrue as of January 1 of each year.

(d) During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties, responsibilities and functions under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(e) In addition to the Base Salary, Executive shall be eligible to receive an annual cash bonus (the “Bonus”) following the end of each fiscal year during the Employment Period. Any such Bonus will be determined by the Board in its discretion, 70% based on objective financial performance goals of the Company and its Subsidiaries for the applicable fiscal year and 30% based on the Executive’s performance as determined by the Board. The target Bonus for any given fiscal year shall be 60% of Executive’s Base Salary in effect for such year (the “Target Bonus”). Except as otherwise provided in Section 4(b), the Target Bonus would not be payable unless the Company and its Subsidiaries have achieved financial performance targets and such other criteria established by the Board for such year. Any Bonus payable hereunder shall be paid by the Company in accordance with its general payroll practices as in effect from time to time.

(f) During the Employment Period, the Company will lease for Executive, or reimburse Executive for the reasonable expense of leasing, an automobile of Executive’s choice; provided that in no event will the Company’s obligations under this Section°3(f) exceed $1,000 per month. The payment of such expense shall be subject to the Company’s requirements with respect to reporting and documentation of such expense.

(g) During the Employment Period, the Company will reimburse Executive for the reasonable expenses of maintaining a residence (including reasonable expenses relating to travel and meals) in or within a reasonable commuting distance from the Company’s chief executive offices, which expenses shall not in the aggregate exceed $4,000 per month. The payment of such expenses shall be subject to the Company’s requirements with respect to reporting and documentation of such expenses.

4. Termination and Payment Terms.

(a) The Employment Period shall end on the Expiration Date; provided that (i) the Employment Period shall terminate prior to such date immediately upon Executive’s resignation, death or Permanent Disability and (ii) the Employment Period may be terminated by the Board, with or without Cause at any time prior to such date.

(b) If the Employment Period is terminated:

(i) by the Board (other than for Cause) or by Executive resigning for Good Reason or within 30 days after a Non-Renewal Event (provided that Executive shall be deemed to have resigned as of such 30th day unless Executive otherwise notifies the Company in writing prior to such date), then subject to the remainder of this Section 4, Executive shall be entitled to receive: (A) all previously earned and accrued but unpaid Base Salary and vacation and unpaid business expenses up to the date of such termination; (B) severance pay equal to the sum of (w) one-year’s Base Salary as in effect at the time of termination (or, if the termination occurs in the first year of the Employment Period, an amount equal to one-month’s Base Salary as in effect on the date hereof multiplied by the number of months remaining from the termination date until the second anniversary of the date hereof), plus (x) an amount (if any) equal to one month’s Base Salary in effect at the time of termination for each full year that Executive was employed by the Company and its Subsidiaries hereunder, plus (y) a bonus equal to the amount of the Target Bonus for the Termination Year, plus (z) an additional bonus equal to the Target Bonus for the Termination Year pro rated based on the number of days of the Termination Year prior to the date of termination; and (C) full continuation of the Benefits at the same level as they are provided from time to time to the Company’s senior management employees during the one year severance period. If Executive is purportedly terminated for Cause and the arbitrator appointed pursuant to Section 16 below determines that Cause was not present, then such purported termination for Cause shall be deemed a termination other than for Cause and Executive’s rights and remedies will be governed by this Section 4(b)(i), in full satisfaction and in lieu of any and all other or further remedies Executive may have.

(ii) for any other reason, including as a result of Executive’s death, Permanent Disability, voluntary resignation (other than for Good Reason or within 30 days after a Non-Renewal Event) or by the Board for Cause, Executive’s sole entitlement shall be to receive (A) all previously earned and accrued but unpaid Base Salary, vacation and unpaid business expenses up to the date of such termination or expiration, and (B) in the case of termination resulting from death or Permanent Disability, a bonus equal to the Target Bonus for the Termination Year pro rated based on the number of days of the Termination Year prior to the date of termination, and Executive shall not be entitled to any further Base Salary, Bonus payments or Benefits for that year or any future year, except as required by law, or to any other severance compensation of any kind.

(c) Executive agrees that: (i) Executive shall be entitled to the payments and Benefits provided for in Sections 4(b)(i)(B) and 4(b)(i)(C), if any, if and only if Executive has executed and delivered the Release attached as Exhibit A and seven (7) days have elapsed since such execution without any revocation thereof by Executive (at which time the Company shall execute and deliver a similar release to Executive) and Executive has not breached as of the date of termination of the Employment Period the provisions of Sections 5, 6 and 7 hereof and does not breach such sections or such covenants at any time during the period for which such payments or services are to be made; and (ii) the Company’s obligation to make such payments and services will terminate upon the occurrence of any such breach during such period.

(d) Any payments pursuant to Section 4(b) shall be paid by the Company in regular installments (i.e., not in a lump sum) in accordance with the Company’s general payroll practices, and following such payments the Company shall have no further obligation to Executive pursuant to this Section 4 except as provided by law. All amounts payable to Executive as compensation hereunder shall be subject to all customary withholding, payroll and other taxes. The Company shall be entitled to deduct or withhold from any amounts payable to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Executive’s compensation or other payments or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

(e) Executive hereby agrees that except as expressly provided herein, no severance compensation of any kind, nature or amount shall be payable to Executive and except as expressly provided herein, Executive hereby irrevocably waives any claim for severance compensation.

(f) Except as provided in Sections 4(b)(i) and 4(b)(ii) above, all of Executive’s rights to Benefits hereunder (if any) shall cease upon the termination of the Employment Period.

5. Confidential Information.

(a) Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company and its Subsidiaries concerning the business or affairs of the Company and its Subsidiaries and the nature and structure of the Acquisition (“Confidential Information”) are the property of the Company or such Subsidiary. Therefore, Executive agrees that, except as required by law, court order or other legal process, including, but not limited to, depositions, interrogatories, court testimony, arbitration, and the like, he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that: (i) the Confidential Information becomes generally known to and available for use by the public or generally known in the industry other than as a result of Executive’s acts or omissions or (ii) Executive discloses such information to third parties with whom the Company or its Subsidiaries has entered into a non-disclosure agreement and such disclosure is made in the ordinary course performance of the Executive’s duties and responsibilities to the Company and its Subsidiaries. Executive shall deliver to the Company at the termination of his employment with the Company and its Subsidiaries, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company and its Subsidiaries which he may then possess or have under his control (provided that Executive may retain a copy of his rolodex and similar address and telephone directories so long as he does not use such material in a manner that is otherwise prohibited by this Agreement).

(b) Except for materials acquired by the Company or its Subsidiaries in connection with the transactions contemplated under the Purchase Agreement, Executive represents and warrants to the Company that Executive took nothing with him which belonged to any former employer when Executive left his prior position and that Executive has nothing that contains any information which belongs to any former employer. If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive’s former employer. The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.

6. Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company or its predecessors and its Subsidiaries (“Work Product”), belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7. Non-Compete, Non-Solicitation.

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its Subsidiaries he shall become familiar, and during his employment with the predecessors of the Company and its Subsidiaries he has become familiar, with the Company’s trade secrets and with other Confidential Information concerning the Company and its Subsidiaries (and their respective predecessor companies) and that his services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries, and therefore, Executive agrees that, during the Noncompete Period, he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any Competing Business within any geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. For purposes hereof, the term “Competing Business” means any business that is engaged in the production, distribution or sale of products that are produced, distributed or sold by the Company or its Subsidiaries (or are in the process of being developed by such entities) as of the Termination Date. Nothing herein shall prevent the Executive from working for a subsidiary or division of a Competing Business so long as (i) such subsidiary or division is not itself a Competing Business; and (ii) Executive otherwise strictly complies with the restrictive covenants contained herein.

(b) During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any executive of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any executive thereof, (ii) hire any person who was an executive of the Company or any Subsidiary at any time within the one year period before Employee’s termination from employment or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary. The foregoing restriction shall not preclude Executive from providing references for Company executives.

(c) The restrictive covenants contained in this Section 7 are independent of any other provision of this Agreement, and the existence of any claim that

Executive may allege against the Company, whether based on this Agreement or otherwise, shall not prevent the enforcement of these covenants.

8. Enforcement. If, at the time of enforcement of Section 5, 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has access to Confidential Information, Work Product and Third-Party Information, the parties hereto agree that the Company, its Subsidiaries and its Affiliates would suffer irreparable harm from a breach of Section 5, 6 or 7 by Executive and that money damages would not be an adequate remedy for any such breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company, its Subsidiaries and its Affiliates or their respective successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of Section 5, 6 or 7, the Noncompete Period shall be tolled until such breach or violation has been duly cured. Executive acknowledges that the restrictions contained in Section 5, 6 and 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

9. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity other than Rhodia Inc. and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. EXECUTIVE HEREBY ACKNOWLEDGES AND REPRESENTS THAT HE HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING HIS RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT AND THE TERMS OF THE RELEASE ATTACHED AS EXHIBIT A AND THAT HE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN AND THEREIN.

10. Survival. This Agreement survives and continues in full force in accordance with its terms notwithstanding the expiration or termination of the Employment Period.

11. Notices. Any notice provided for in this Agreement must be in writing and must be personally delivered, received by certified mail, return receipt requested, or sent by guaranteed overnight delivery service, to the parties at the addresses indicated in the Company’s records and to the other recipients at the address indicated below:

If to the Company, to:

c/o Bain Capital NY, LLC

745 Fifth Avenue

New York, NY 10151

Telecopy: (212) 326-9420

Attn: Stephen M. Zide

with a copies (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, NY 10022

Telecopy: (212) 446-4900

Attention: Eunu Chun, Esq.

If to Executive, to:

Randy Gress

Innophos, Inc.

P.O. Box 8000

259 Prospect Plains Road

Cranbury, NJ 08512-8000

Telecopy: (609) 860-0350

with a copies (which shall not constitute notice to Executive) to:

Cohn Birnbaum & Shea P.C.

100 Pearl Street

Hartford, Connecticut 06103-4500

Telecopy: (860)-727-0361

Attn: Richard J. Shea, Jr., Esq.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.

12. Complete Agreement. This Agreement and those other documents expressly referred to herein embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

13. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns; provided that the services provided by Executive under this Agreement are of a personal nature and rights and obligations of Executive under this Agreement shall not be assignable.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any rules, principles or provisions of choice of law or conflict of laws.

16. Arbitration. Except as provided in Section 16 hereof, all disputes and controversies arising under or in connection with this Agreement shall be settled by arbitration conducted in accordance with the arbitration procedures described in this Section 16. Except as otherwise provided in the JAMS’ Comprehensive Arbitration Rules and Procedures as in effect from time to time (the “JAMS Rules”), the arbitration procedures described in this Section 16 and any Final Arbitration Award (as defined below) will be governed by, and will be enforceable pursuant to, the Uniform Arbitration Act as in effect in the State of New York from time to time. Arbitral proceeding initiated hereunder shall take place in New York, NY or another place agreeable to the parties to the dispute, before a single arbitrator who is agreeable to such parties. If the parties are unable to agree on an arbitrator within a reasonable period of time, an arbitrator shall be selected in accordance with the JAMS Rules. The arbitration (including discovery) will be conducted under the JAMS Rules, as the same may be modified by any written agreement between the parties to the dispute. The arbitrator will conduct the arbitration in a manner so that the final result, determination, finding, judgment or award determined by the arbitrator (the ”Final Arbitration Award”) is made or rendered as soon as practicable, and the parties to the dispute will use reasonable efforts to cause a Final Arbitration Award to occur within ninety (90) days after the arbitrator is selected. Any Final Arbitration Award will be final and binding upon the Company and Executive, and there will be no appeal from or reexamination of any Final Arbitration Award, except in the case of fraud or perjury or misconduct by the arbitrator prejudicing the rights of any party to the dispute or to correct manifest clerical errors. A Final Arbitration Award may be enforced in any state or federal court having jurisdiction over the subject matter of the dispute. Each of the Company and Executive shall bear and be solely responsible for all costs and expenses (including fees and disbursements of counsel) incurred by such party in connection with any arbitration conducted hereunder, and the costs and expenses of the arbitrator shall be borne 50% by the Company and 50% by Executive.

17. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause or Executive’s right to terminate the Employment Period for Good Reason) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

18. Key Man Life Insurance. The Company may apply for and obtain and maintain a key man life insurance policy in the name of Executive together with other executives of the Company in an amount deemed sufficient by the Board, the beneficiary of which shall be the Company. Executive shall submit to physical examinations and answer reasonable questions in connection with the application and, if obtained, the maintenance of, as may be required, such insurance policy.

19. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all non-confidential pertinent information and turning over to the Company all non-confidential relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this Section after the termination of the Employment Period, the Company shall reimburse Executive for all of his reasonable costs and expenses incurred, in connection therewith, plus pay Executive a reasonable amount per day for his time spent.

20. Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided that the Company shall reimburse Executive for all reasonable third-party legal fees incurred by Executive in connection with the review of this Agreement up to an aggregate amount not to exceed $10,000.

21. Insurance; Indemnification. During the Employment Period, the Company shall maintain in effect directors’ and officers’ liability insurance policies covering Executive in his capacity as an officer and, if applicable, director of the Company and its Subsidiaries on terms and with coverage limits determined by the Board in its good faith judgment. In addition to, and not in lieu of the foregoing, the Company shall indemnify, defend and hold harmless Executive to the fullest extent permitted by applicable law and in the Company’s organizational documents, as in effect as of the date hereof, from and against all liabilities, costs, expenses and claims (including without limitation reasonable legal fees and disbursements, which shall be paid, reimbursed or advanced by the Company in a manner consistent with applicable provisions of the Company’s organizational documents) arising out of the actions taken by Executive during the Employment Period in performance of his duties as an officer and, if applicable, director of the Company and its Subsidiaries.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

INNOPHOS, INC.

By:	/s/ Mark Feuerbach
Name: Mark Feuerbach
Title: Chief Financial Officer

/s/ Randolph Gress
RANDOLPH GRESS

Exhibit A

RELEASE AND NON-DISPARAGEMENT AGREEMENT

I, [                            ], in consideration of and subject to the performance by Innophos, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), of its material obligations under the Employment Agreement, dated as of [                        ] (the “Employment Agreement”), do hereby release and forever discharge as of the date hereof the Company and all present and former stockholders, directors, officers, agents, representatives, affiliates, executives, successors and assigns of the Company and its direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.	Except as provided in paragraph 2 below, I knowingly and voluntarily release and forever discharge the Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date hereof) and whether known or unknown, suspected, or claimed against any of the Released Parties which I, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

2.	I agree that this Release does not waive or release any rights or claims that I may have under: the Age Discrimination in Employment Act of 1967 which arise after the date I execute this Release; claims for enforcement of Section 4(b) of the Employment Agreement; claims for benefits under any employee benefit plan maintained by the Company; claims for indemnification, expenses or other amounts due under any of Section 19, 20 or 21; or claims for unemployment or worker’s compensation as provided by law.

3.

I acknowledge and intend that this Release shall be effective as a bar and shall serve as a complete defense to each and every one of the Claims and that it shall be given full force and effect according to each and all of its express terms and provisions, including those

B-1

relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.

4.	I represent that I have not made any assignment or transfer of any Claim. I agree that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company or any Released Party of any improper or unlawful conduct. I agree that this Release is confidential and agree not to disclose any information regarding the terms of this Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

5.	Each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law and any provision of this Release held to be invalid, illegal or unenforceable in any respect shall be severable. This Release cannot be amended except in a writing duly executed by the Company and me.

6.	The Company (meaning, solely for this purpose, the Company’s directors and executive officers and other individuals authorized to make official communications on the Company’s behalf) will not disparage Executive or Executive’s performance or otherwise take any action which could reasonably be expected to adversely affect Executive’s personal or professional reputation. Similarly, Executive will not disparage Company or any of the directors and executives, officers and other individuals authorized to make official communications on the Company’s behalf or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Company or any of its directors, executive officers of other individuals authorized to make official communications on the Company’s behalf.

I UNDERSTAND THAT I HAVE [21] DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

DATE:
[Executive]

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